EXHIBIT 10(iii).(f.4)

Resolutions of the Board of Directors

Regarding Cash Compensation of Non-employee Directors

October 26, 2011

RESOLVED, that, effective January 1, 2012, each member of the Board of Directors who is not an employee of the Corporation or of any of its affiliated companies (a “non-employee director”) be compensated at the rate of $110,000 per annum, and that in addition,

(a) each non-employee director designated as Chair of the Audit Committee, Chair of the Compensation Committee, or as Presiding Director be compensated at the rate of $10,000 per annum; and

(c) non-employee directors receive no additional fees for serving on, or attending regular or special meetings of, the Board or any committee of the Board, or for execution of written consents to action in lieu of meetings of the Board or any such committee, but be reimbursed for reasonable expenses if any; and that the resolutions regarding non-employee director remuneration adopted by the Board of Directors on October 28, 2009 be, and hereby are, revoked.